NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC.
REPORTS FIRST-QUARTER 2020 RESULTS AND PROVIDES BUSINESS UPDATES
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AUSTIN, TX, June 25, 2020 - Stratus Properties Inc. (NASDAQ: STRS), a diversified real estate company engaged primarily in the acquisition, entitlement, development, management, operation and sale of commercial, and multi-family and single-family residential real estate properties, real estate leasing, and the operation of hotel and entertainment businesses located in the Austin, Texas area and other select, fast growing markets in Texas, today reported first-quarter 2020 results and provided other business updates.
Highlights:
•Net loss attributable to common stockholders totaled $1.1 million, $0.13 per share, in first-quarter 2020, compared to net income attributable to common stockholders of $0.9 million, $0.10 per share, in first-quarter 2019.
•Consolidated revenues increased to $28.1 million in first-quarter 2020, compared with $19.7 million in first-quarter 2019.
•Sold two Amarra Drive Phase II lots, six Amarra Drive Phase III lots and two homes built on Amarra Drive Phase III lots for a total of $12.3 million during first-quarter 2020. Since the end of first-quarter 2020 and through June 22, 2020, Stratus closed on the sale of one Amarra Drive Phase III lot for $650 thousand and one Amarra Drive Phase II lot for $632 thousand.
Updates:
•The COVID-19 pandemic has had a significant adverse impact on Stratus' business and operations, intensifying in the latter part of first-quarter 2020 and continuing into the second quarter of 2020, and is expected to continue to have an adverse impact beyond the second quarter of 2020. Stratus is deferring progress on development projects pending improvements in health and market conditions, but Stratus continues to advance its land planning, engineering and permitting activities.
•On June 12, 2020, Stratus and Comerica Bank agreed to modify Stratus' Comerica Bank credit facility to extend the maturity date of the credit facility to September 27, 2022. As of June 12, 2020, Stratus had borrowed $34.8 million under the $60 million facility, had $150 thousand of letters of credit committed against the facility and had $25.0 million available for future borrowing under the facility.
•On May 21, 2020, Ryman Hospitality Properties, Inc. (Ryman) terminated its agreements to purchase Block 21, Stratus’ wholly owned mixed-use real estate development and entertainment business in downtown Austin, Texas, and Ryman forfeited to Stratus the $15.0 million in earnest money it had deposited to secure its performance under the sales agreements. Stratus used $13.8 million of the earnest money to pay down its Comerica Bank credit facility and used the remaining $1.2 million for Block 21 debt service and monthly reserve. Stratus will record the $15.0 million as income in the second quarter of 2020.

William H. Armstrong III, Chairman, President and Chief Executive Officer, stated, “Although the COVID-19 pandemic has severely impacted our hotel and entertainment operations and many of our retail tenants, the resiliency of our company, employees and communities where we operate gives me confidence in the long-term value creation potential of Stratus as markets improve. Despite these challenging conditions, we continue to have sufficient liquidity, strong relationships with our lenders and the communities where we operate, and a reputation for developing, leasing and monetizing sought-after properties.”
Mr. Armstrong continued, “I am disappointed that the Block 21 transaction was terminated as a result of current market conditions; however, I believe Block 21 remains a standout asset in the city of Austin. I am proud of the role Stratus plays in supporting our communities through our properties, and I am optimistic about Stratus’ future.”
COVID-19 Impacts
The COVID-19 pandemic has had a significant adverse impact on Stratus' business and operations, intensifying in the latter part of first-quarter 2020 and continuing into the second quarter of 2020. Stratus’ previously announced transaction to sell Block 21 was terminated by Ryman as a result of the capital markets and economic environment caused by the COVID-19 pandemic. Additionally, Stratus is deferring progress on development projects, including its previously announced Magnolia Place project, pending improvements in health and market conditions, but Stratus continues to advance its land planning, engineering and permitting activities. Because the pandemic is unprecedented in recent history, and its severity, duration and future economic consequences are difficult to predict, Stratus cannot predict its future impact on the company with any certainty.

Stratus’ revenue, operating income and cash flow from its hotel and entertainment segments were adversely impacted in the first quarter of 2020, have been more adversely impacted in the second quarter of 2020 and are expected to continue to be adversely impacted beyond the second quarter of 2020. For example, while the hotel has remained open throughout the pandemic, average occupancy for the second quarter through June 21, 2020, was 12 percent, with June having the highest occupancy in the second quarter to-date, averaging 24 percent. Stratus is working with the hotel operator on plans to gradually ramp up hotel operations over the next 12 months, health and market conditions permitting.

Stratus' entertainment venues, ACL Live and 3TEN ACL Live, were closed for part of the first quarter of 2020, resulting in a 41 percent decrease in the number of events at ACL Live and a 28 percent decrease in the number of events at 3TEN ACL Live for the first quarter of 2020 compared to the first quarter of 2019. ACL Live remains closed while 3TEN ACL Live is open at limited capacity. Many events previously scheduled to take place this year have been rescheduled or cancelled. Stratus has several events scheduled at its venues over the summer and expects an increasing number of events over the rest of the year. However, Stratus’ scheduled programs will occur only to the extent health and safety conditions, and regulations, permit.

As a result of the COVID-19 pandemic, many of Stratus’ retail leasing tenants, other than grocery and liquor stores, closed or were operating at significantly reduced capacity beginning late in the first quarter of 2020 and continuing during the second quarter of 2020. Beginning in April 2020, Stratus agreed, generally, to 90-day base rent deferrals with a majority of these tenants. The deferred rent will be amortized over a 12-month or 24-month period starting in January 2021. These rent deferrals have resulted in a reduction of scheduled base rent collections of approximately 30 percent for the second quarter through June 22, 2020. As of mid-June, most of Stratus' retail tenants have reopened.

At Stratus' multi-family properties, Stratus has granted rent deferral accommodations on a case-by-case basis, which as of June 22, 2020, had resulted in a reduction of scheduled rent collections of approximately two percent of contractual rents, with no material decline in occupancy. Stratus will continue to consider rent deferral accommodations on a case-by-case basis. In the aggregate, Stratus’

second-quarter to-date retail and multi-family rent collections are 15 percent less than scheduled rent as of June 22, 2020.

While the impact of the COVID-19 pandemic intensified late in the first quarter of 2020, it has continued into the second quarter of 2020 and is expected to continue beyond the second quarter of 2020. As a result, first-quarter 2020 results, as well as future interim periods in 2020, will not be comparable to past performance or indicative of future performance. In addition, the impact of the COVID-19 pandemic will have a more significant adverse impact on the Company's second-quarter 2020 results compared to first-quarter 2020 results.

Stratus’ current plans will focus on ramping up operations at Block 21 as health and market conditions permit, advancing its land planning, engineering and permitting activities for its development projects and assessing new opportunities for future projects.

First-Quarter 2020 Financial Results
Stratus reported a net loss attributable to common stockholders of $1.1 million, $0.13 per share, in first-quarter 2020, compared to net income attributable to common stockholders of $0.9 million, $0.10 per share, in first-quarter 2019. The net loss in first-quarter 2020, compared to net income in first-quarter 2019, is primarily the result of municipal utility district (MUD) reimbursements and a gain on sale of assets being recognized in first-quarter 2019 and higher interest expense related to higher average debt in first-quarter 2020.
Stratus' first-quarter 2020 revenues totaled $28.1 million, compared with $19.7 million for first-quarter 2019. The increase in revenues in first-quarter 2020 primarily reflects the sales of two homes built on Amarra Drive Phase III lots and an increase in lot sales in first-quarter 2020, along with an increase in revenue from leasing operations. The overall increase in revenues was net of declines in revenues in the hotel and entertainment segments caused by the COVID-19 pandemic.
EBITDA (earnings before interest, taxes, depreciation and amortization) totaled $4.0 million in first-quarter 2020, compared to $6.5 million in first-quarter 2019. For a reconciliation of net (loss) income attributable to common stockholders to EBITDA, see the supplemental schedule on page V of this press release, "EBITDA," which is available on Stratus' website at stratusproperties.com.

Summary Financial Results

	Three Months Ended March 31,
	2020	2019
	(In Thousands) (Unaudited)
Revenues
Real Estate Operations	$12,340	$2,953
Leasing Operations	5,959	3,859
Hotel	5,959	8,372
Entertainment	4,170	4,825
Corporate, eliminations and other	(294)	(311)
Total consolidated revenue	$28,134	$19,698

	Three Months Ended March 31,
	2020	2019
	(In Thousands, Except Per Share Amounts) (Unaudited)
Operating income (loss)
Real Estate Operations	$2,099	$2,846
Leasing Operations	824	2,421
Hotel	(1,054)	774
Entertainment	461	824
Corporate, eliminations and other	(2,978)	(3,222)
Total consolidated operating (loss) income	$(648)	$3,643

Net (loss) income attributable to common stockholders	$(1,070)	$862

Diluted net (loss) income per share	$(0.13)	$0.10

EBITDA	$3,960	$6,497

Capital expenditures and purchases and development of real estate properties	$8,550	$32,741

Diluted weighted-average shares of common stock outstanding	8,200	8,213

The increase in revenue from the Real Estate Operations segment in first-quarter 2020, compared to first-quarter 2019, primarily reflects the sales of two homes built on Amarra Drive Phase III lots and an increase in lot sales in first-quarter 2020. During first-quarter 2020, Stratus sold two Amarra Dive Phase II lots, six Amarra Drive Phase III lots and two homes built on Amarra Drive Phase III lots for a total of $12.3 million, compared with the sales of two Amarra Drive Phase III lots and one Amarra Villa townhome for a total of $2.8 million during first-quarter 2019. Since the end of first-quarter 2020 and through June 22, 2020, Stratus sold one Amarra Drive Phase III lot for $650 thousand and one Amarra Drive Phase II lot for $632 thousand.

The increase in revenue from the Leasing Operations segment in first-quarter 2020, compared to first-quarter 2019, primarily reflects the commencement of new leases at The Saint Mary, Kingwood Place, The Santal, Jones Crossing and Lantana Place. The decrease in operating income primarily reflects increased costs and depreciation due to the completion of construction and the start of leasing operations at The Saint Mary and Kingwood Place. In addition, first-quarter 2019 results include a $2.1 million gain on the sale of a retail pad located in the Circle C community.

The decreases in revenue and operating income from the Hotel segment in first-quarter 2020, compared to first-quarter 2019, are primarily a result of lower room reservations and food and beverage sales as a result of the COVID-19 pandemic. Revenue per available room (RevPAR), which is calculated by dividing total room revenue by the average number of total rooms available, was $150 in first-quarter 2020, compared to $238 for first-quarter 2019.

The decreases in revenue and operating income from the Entertainment segment in first-quarter 2020, compared to first-quarter 2019, primarily reflect a decrease in the number of events hosted at ACL Live, many of which were rescheduled or cancelled as a result of the COVID-19 pandemic. ACL Live hosted 38 events and sold approximately 38 thousand tickets in first-quarter 2020, compared with 64 events and the sale of approximately 49 thousand tickets in first-quarter 2019. Additionally, 3TEN ACL Live hosted 36 events and sold approximately 5 thousand tickets in first-quarter 2020, compared with 50 events and the sale of approximately 5 thousand tickets in first-quarter 2019.

Debt and Liquidity
At March 31, 2020, consolidated debt totaled $373.1 million and consolidated cash totaled $23.9 million, compared with consolidated debt of $365.7 million and consolidated cash of $19.2 million at December 31, 2019.

Purchases and development of real estate properties (included in operating cash flows) and capital expenditures (included in investing cash flows) totaled $8.6 million for the first three months of 2020, primarily related to the development of Lantana Place, Kingwood Place, Jones Crossing and Barton Creek properties, compared with $32.7 million for the first three months of 2019, primarily related to the development of The Saint Mary, Kingwood Place, The Santal and other Barton Creek properties.

Effective April 14, 2020, Stratus and Comerica Bank agreed to modify Stratus' $60 million Comerica Bank credit facility to (i) extend the maturity date of the credit facility from June 29, 2020, to September 27, 2020, and (ii) revise the definition of London Interbank Offered Rate (LIBOR) to provide for an increase in the LIBOR floor from zero percent to one percent. On June 12, 2020, the maturity date of the credit facility was further extended to September 27, 2022. Stratus used $13.8 million of the $15.0 million earnest money from the termination of the Block 21 transaction to pay down its Comerica Bank credit facility. As of June 12, 2020, Stratus had borrowed $34.8 million under its Comerica Bank credit facility, had $150 thousand of letters of credit committed against the facility and had $25.0 million available for future borrowing under the facility.

Stratus’ projections reflect that it will be able to meet its debt service and other cash obligations for at least the next 12 months, without any significant asset sales or reductions in general and administrative expenses. Prior to the start of the pandemic, Stratus’ retail and multi-family projects were in advanced lease-up phases, and Stratus expects that they will generate sufficient revenue to pay debt service. Stratus has no significant principal maturities of debt during the remainder of 2020. In addition, Stratus has no material commitments for capital expenditures and has deferred progress on development projects as it continues to evaluate market conditions. Stratus’ projections are based on many detailed and complex underlying assumptions, including that its hotel and entertainment businesses will begin to ramp up in the summer of 2020, that tenants granted rent deferrals will recommence rent payments as agreed and that current conditions in Stratus' leasing operations will not further deteriorate materially. No assurances can be given that the results anticipated by Stratus’ projections will occur.
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Conference Call Information
Stratus will conduct an investor conference call to discuss its unaudited first-quarter 2020 financial and operating results today, June 25, 2020, at 11:00 a.m. Eastern Time. The public is invited to listen to the conference call by dialing (877) 418-4843 for domestic access and (412) 902-6766 for international access. A replay of the conference call will be available at the conclusion of the call for five days by dialing (877) 344-7529 for domestic access and by dialing (412) 317-0088 for international access. Please use replay ID: 10144768. The replay will be available on Stratus' website at stratusproperties.com until June 30, 2020.
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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS AND REGULATION G DISCLOSURE.
This press release contains forward-looking statements in which Stratus discusses factors it believes may affect its future performance. Forward-looking statements are all statements other than statements of historical fact, such as plans, projections or expectations related to the impacts of the COVID-19 pandemic and its economic effects, future cash flows and liquidity, and Stratus’ ability to remain in compliance with financial and other covenants in debt agreements and to meet other cash obligations, the planning, financing, development, construction, completion and stabilization of Stratus’ development projects, plans to sell, recapitalize, or refinance properties, operational and financial performance, MUD reimbursements for infrastructure costs, regulatory matters, leasing activities, estimated costs and timeframes for development and stabilization of properties, tax rates, the impact of interest rate changes, capital expenditures, financing plans, possible joint venture, partnership, strategic relationships or other arrangements, Stratus’ projections with respect to its obligations under the master lease agreements entered into in connection with the 2017 sale of The Oaks at Lakeway, other plans and objectives of management for future operations and development projects, and future dividend payments and share repurchases. The words “anticipates,” “may,”

“can,” “plans,” “believes,” “potential,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions are intended to identify those assertions as forward-looking statements.

Under Stratus’ loan agreements with Comerica Bank, Stratus is not permitted to pay dividends on common stock without Comerica Bank’s prior written consent. The declaration of dividends is at the discretion of Stratus’ Board of Directors (Board), subject to restrictions under Stratus’ loan agreements with Comerica Bank, and will depend on Stratus’ financial results, cash requirements, projected compliance with covenants in its debt agreements, outlook and other factors deemed relevant by the Board.

Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause Stratus’ actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, evolving risks relative to the COVID-19 pandemic and its economic effects, including the impact of the actions taken by governmental authorities to contain the virus or address the impact of the virus on the economy, fear of the further spread or second wave of COVID-19, the duration and scope of the COVID-19 pandemic and impact thereof including the pace of recovery, Stratus’ ability to pay or refinance its debt or remain in compliance with financial and other covenants in debt agreements and to meet other cash obligations, the availability and terms of financing for development projects and other corporate purposes, Stratus’ ability to enter into and maintain joint venture, partnership, strategic relationships or other arrangements, Stratus’ ability to effect its business strategy successfully, including its ability to develop, construct and sell properties at prices its Board considers acceptable, market conditions or corporate developments that could preclude, impair or delay any opportunities with respect to plans to sell, recapitalize or refinance properties, Stratus’ ability to obtain various entitlements and permits, a decrease in the demand for real estate in select markets in Texas where Stratus operates, changes in economic, market and business conditions, reductions in discretionary spending by consumers and businesses, competition from other real estate developers, hotel operators and/or entertainment venue operators and promoters, challenges associated with booking events and selling tickets and event cancellations at Stratus’ entertainment venues, which may result in refunds to customers, the termination of sales contracts or letters of intent because of, among other factors, the failure of one or more closing conditions or market changes, Stratus’ ability to secure qualifying tenants for the space subject to the master lease agreements entered into in connection with the 2017 sale of The Oaks at Lakeway and to assign such leases to the purchaser and remove the corresponding property from the master leases, the failure to attract customers or tenants for its developments or such customers’ or tenants’ failure to satisfy their purchase commitments or leasing obligations, grants of rent deferral accommodations to Stratus’ tenants and ability of Stratus’ tenants to resume rent payments as agreed, increases in interest rates and the phase out of LIBOR, declines in the market value of Stratus’ assets, increases in operating costs, including real estate taxes and the cost of building materials and labor, changes in external perception of the W Austin Hotel, unanticipated issues experienced by the third-party operator of the W Austin Hotel, changes in consumer preferences, industry risks, changes in laws, regulations or the regulatory environment affecting the development of real estate, opposition from special interest groups or local governments with respect to development projects, weather-related risks, loss of key personnel, cybersecurity incidents and other factors described in more detail under the heading “Risk Factors” in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2019, filed with the U.S. Securities and Exchange Commission (SEC).

This press release also includes EBITDA, which is not recognized under U.S. generally accepted accounting principles (GAAP). Stratus believes this measure can be helpful to investors in evaluating its business. EBITDA is a financial measure frequently used by securities analysts, lenders and others to evaluate Stratus' recurring operating performance. EBITDA is intended to be a performance measure that should not be regarded as more meaningful than a GAAP measure. Other companies may calculate EBITDA differently. As required by SEC Regulation G, a reconciliation of Stratus' net (loss) income attributable to common stockholders to EBITDA is included in the supplemental schedules of this press release.

Investors are cautioned that many of the assumptions upon which Stratus' forward-looking statements are based are likely to change after the forward-looking statements are made. Further, Stratus may make changes to its business plans that could affect its results. Stratus cautions investors that it does not intend to update its forward-looking statements more frequently than quarterly notwithstanding any changes in its assumptions, business plans, actual experience, or other changes, and Stratus undertakes no obligation to update any forward-looking statements.

A copy of this release is available on Stratus' website, stratusproperties.com.
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STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended
	March 31,
	2020		2019
Revenues:
Real estate operations	$12,336		$2,948
Leasing operations	5,732		3,629
Hotel	5,911		8,325
Entertainment	4,155		4,796
Total revenues	28,134		19,698
Cost of sales:
Real estate operations	10,255		46	[a]
Leasing operations	3,082		2,139
Hotel	5,899		6,675
Entertainment	3,098		3,479
Depreciation	3,633		2,630
Total cost of sales	25,967		14,969
General and administrative expenses	2,815		3,199
Gain on sale of assets	—		(2,113)
Total	28,782		16,055
Operating (loss) income	(648)		3,643
Interest expense, net	(3,915)		(2,572)
Loss on interest rate derivative instruments	(121)		(59)
Loss on early extinguishment of debt	—		(16)
Other income, net	19		299	[b]
(Loss) income before income taxes	(4,665)		1,295
Benefit from (provision for) income taxes	2,518		(433)
Net (loss) income and total comprehensive (loss) income	(2,147)		862
Total comprehensive loss attributable to noncontrolling interests in subsidiaries	1,077	[c]	—
Net (loss) income and total comprehensive (loss) income attributable to common stockholders	$(1,070)		$862

Net (loss) income per share attributable to common stockholders:
Basic	$(0.13)		$0.11
Diluted	$(0.13)		$0.10

Weighted average common shares outstanding:
Basic	8,200		8,167
Diluted	8,200		8,213

a.Includes $3.4 million of municipal utility district (MUD) reimbursements, which were recorded as a reduction of cost of sales.
b.Includes $283 thousand of interest income associated with MUD reimbursements.
c.Represents noncontrolling interest partners' share in the results of the consolidated projects that they participate in, primarily The Saint Mary. Of this total, $573 thousand relates to losses incurred prior to 2020.
I

STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	March 31, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$23,882	$19,173
Restricted cash	13,824	19,418
Real estate held for sale	7,546	14,872
Real estate under development	100,953	95,026
Land available for development	46,070	45,539
Real estate held for investment, net	326,851	329,103
Lease right-of-use assets	11,222	11,378
Deferred tax assets	9,834	12,311
Other assets	18,756	14,548
Total assets	$558,938	$561,368

LIABILITIES AND EQUITY
Liabilities:
Accounts payable	$12,986	$16,053
Accrued liabilities, including taxes	6,865	11,580
Debt	373,068	365,749
Lease liabilities	12,765	12,636
Deferred gain	7,423	7,654
Other liabilities	13,825	13,614
Total liabilities	426,932	427,286

Commitments and contingencies

Equity:
Stockholders' equity:
Common stock	93	93
Capital in excess of par value of common stock	186,244	186,082
Accumulated deficit	(44,637)	(43,567)
Common stock held in treasury	(21,600)	(21,509)
Total stockholders' equity	120,100	121,099
Noncontrolling interests in subsidiaries	11,906	12,983
Total equity	132,006	134,082
Total liabilities and equity	$558,938	$561,368

II

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Three Months Ended
	March 31,
	2020	2019
Cash flow from operating activities:
Net (loss) income	$(2,147)	$862
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation	3,633	2,630
Cost of real estate sold	8,146	1,931
Gain on sale of assets	—	(2,113)
Loss on interest rate derivative contracts	121	59
Loss on early extinguishment of debt	—	16
Amortization of debt issuance costs and stock-based compensation	538	296
(Decrease) increase in deposits	(185)	108
Deferred income taxes	2,477	291
Purchases and development of real estate properties	(6,222)	(3,298)
MUD reimbursements applied to real estate under development	—	920
Increase in other assets	(3,967)	(928)
Decrease in accounts payable, accrued liabilities and other	(6,828)	(83)
Net cash (used in) provided by operating activities	(4,434)	691

Cash flow from investing activities:
Capital expenditures	(2,328)	(29,443)
Proceeds from sale of assets	—	3,170
Payments on master lease obligations	(287)	(306)
Purchase of noncontrolling interest in consolidated subsidiary	—	(4,589)
Net cash used in investing activities	(2,615)	(31,168)

Cash flow from financing activities:
Borrowings from credit facility	12,500	12,086
Payments on credit facility	(5,681)	(12,911)
Borrowings from project loans	5,905	30,744
Payments on project and term loans	(6,380)	(4,006)
Cash dividend paid for stock-based awards	(8)	(17)
Stock-based awards net payments	(91)	(100)
Financing costs	(81)	(209)
Net cash provided by financing activities	6,164	25,587
Net increase in cash, cash equivalents and restricted cash	(885)	(4,890)
Cash, cash equivalents and restricted cash at beginning of year	38,591	38,919
Cash, cash equivalents and restricted cash at end of period	$37,706	$34,029

III

STRATUS PROPERTIES INC.
BUSINESS SEGMENTS

Stratus currently has four operating segments: Real Estate Operations, Leasing Operations, Hotel and Entertainment.
The Real Estate Operations segment is comprised of Stratus’ real estate assets (developed for sale, under development and available for development), which consists of its properties in Austin, Texas (including the Barton Creek community; the Circle C community, including a portion of The Saint Mary; the Lantana community, including a portion of Lantana Place planned for a future commercial phase; and one condominium unit at the W Austin Hotel & Residences); in Lakeway, Texas, located in the greater Austin area (Lakeway); in College Station, Texas (a portion of Jones Crossing and vacant pad sites); in Killeen, Texas (vacant pad sites at West Killeen Market); and in Magnolia, Texas (Magnolia), Kingwood, Texas (a portion of Kingwood Place, land for future multi-family development and vacant pad sites) and New Caney, Texas (New Caney), located in the greater Houston area.
The Leasing Operations segment includes the office and retail space at the W Austin Hotel & Residences, The Santal, West Killeen Market in Killeen, Texas, and completed portions of The Saint Mary, Lantana Place, Jones Crossing and Kingwood Place.
The Hotel segment includes the W Austin Hotel located at the W Austin Hotel & Residences in downtown Austin, Texas.
The Entertainment segment includes ACL Live, a live music and entertainment venue, and 3TEN ACL Live, both located at the W Austin Hotel & Residences. In addition to hosting concerts and private events, ACL Live is the home of Austin City Limits, the longest running music series in American television history.
Stratus uses operating income or loss to measure the performance of each segment. General and administrative expenses, which primarily consist of employee salaries, wages and other costs, are managed on a consolidated basis and are not allocated to Stratus' operating segments. The following segment information reflects management determinations that may not be indicative of what the actual financial performance of each segment would be if it were an independent entity.
Segment information presented below was prepared on the same basis as Stratus’ consolidated financial statements (in thousands).

	Real Estate Operations[a]	Leasing Operations	Hotel		Entertainment		Corporate, Eliminations and Other[b]	Total
Three Months Ended March 31, 2020:
Revenues:
Unaffiliated customers	$12,336	$5,732	$5,911		$4,155		$—	$28,134
Intersegment	4	227	48		15		(294)	—
Cost of sales, excluding depreciation	10,182	3,088	5,908		3,226		(70)	22,334
Depreciation	59	2,047	1,105	[c]	483	[c]	(61)	3,633
General and administrative expenses	—	—	—		—		2,815	2,815
Operating income (loss)	$2,099	$824	$(1,054)		$461		$(2,978)	$(648)
Capital expenditures and purchases and development of real estate properties	$6,222	$2,283	$27		$18		$—	$8,550
Total assets at March 31, 2020	160,691	235,734	96,484		42,639		23,390	558,938
a.Includes sales commissions and other revenues together with related expenses.
b.Includes consolidated general and administrative expenses and eliminations of intersegment amounts.
c.Includes a $202 thousand adjustment in the Hotel segment and an $89 thousand adjustment in the Entertainment segment for the period in December 2019 when the hotel and entertainment venues were held for sale and, therefore, not depreciated.
IV

	Real Estate Operations[a]		Leasing Operations		Hotel	Entertainment	Corporate, Eliminations and Other[b]	Total
Three Months Ended March 31, 2019:
Revenues:
Unaffiliated customers	$2,948		$3,629		$8,325	$4,796	$—	$19,698
Intersegment	5		230		47	29	(311)	—
Cost of sales, excluding depreciation	46	[c]	2,144		6,698	3,607	(156)	12,339
Depreciation	61		1,407		900	394	(132)	2,630
General and administrative expenses	—		—		—	—	3,199	3,199
Gain on sales of assets	—		(2,113)	[d]	—	—	—	(2,113)
Operating income (loss)	$2,846		$2,421		$774	$824	$(3,222)	$3,643
Capital expenditures and purchases and development of real estate properties	$3,298		$29,220		$98	$125	$—	$32,741
MUD reimbursements classified as a reduction of real estate under development[c]	920		—		—	—	—	920
Total assets at March 31, 2019	198,447		164,811		98,503	43,846	23,176	528,783
a.Includes sales commissions and other revenues together with related expenses.
b.Includes consolidated general and administrative expenses and eliminations of intersegment amounts.
c.In the first quarter of 2019, Stratus received $4.6 million of proceeds related to MUD reimbursements of infrastructure costs incurred for development of Barton Creek. Of the total amount, Stratus recorded $0.9 million as a reduction of real estate under development on the consolidated balance sheets, and $3.4 million as a reduction in real estate cost of sales and $0.3 million in other income, net, in the consolidated statements of comprehensive (loss) income.
d.Relates to the first-quarter 2019 sale of a retail pad subject to a ground lease located in the Circle C community.

STRATUS PROPERTIES INC.
RECONCILIATION OF NON-GAAP MEASURES
EBITDA

EBITDA (earnings before interest, taxes, depreciation and amortization) is a non-GAAP (generally accepted accounting principles in the U.S.) financial measure that is frequently used by securities analysts, investors, lenders and others to evaluate companies' recurring operating performance, including, among other things, profitability before the effect of financing and similar decisions. Because securities analysts, investors, lenders and others use EBITDA, management believes that Stratus' presentation of EBITDA affords them greater transparency in assessing its financial performance. This information differs from net (loss) income attributable to common stockholders determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with GAAP. EBITDA may not be comparable to similarly titled measures reported by other companies, as different companies may calculate such measures differently. Management strongly encourages investors to review Stratus' consolidated financial statements and publicly filed reports in their entirety. A reconciliation of Stratus' net (loss) income attributable to common stockholders to EBITDA follows (in thousands).

	Three Months Ended March 31,
	2020	2019
Net (loss) income attributable to common stockholders	$(1,070)	$862
Depreciation	3,633	2,630
Interest expense, net	3,915	2,572
(Benefit from) provision for income taxes	(2,518)	433
EBITDA	$3,960	$6,497

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